Exhibit 10.1

COVISINT CORPORATION
FIRST AMENDMENT TO
COVISINT CORPORATION 2009 LONG TERM INCENTIVE PLAN
WHEREAS, the Corporation sponsors the Covisint Corporation 2009 Long Term Incentive Plan (the “Plan”) and pursuant to Section 10.6(b) of the Plan, the Corporation’s Board of Directors (the “Board”) may amend or modify the Plan at any time and from time to time;
WHEREAS, the Board has determined it is in the best interests of the Company to amend the Plan to as described below.
NOW THEREFORE, LET IT BE RESOLVED, that the Plan be amended pursuant to this First Amendment (the “Amendment”) as set forth below, subject to subsequent approval by the holder of a majority of the Corporation’s outstanding common stock. This Amendment shall become effective in accordance with Section 407 of the Michigan Business Corporation Act and applicable federal securities laws, including, but not limited to, Section 14(c) of the Exchange Act and the rules and regulations promulgated thereunder, which shall not be earlier than twenty (20) calendar days after the date on which an Information Statement on Schedule 14C is sent to the Corporation’s shareholders.
1.Section 1.7(a) of the Plan shall be amended in its entirety to provide as follows:
“The Corporation has reserved seven million five hundred thousand (7,500,000) (7,500,000) shares of the Corporation’s Common Stock for issuance pursuant to stock-based Awards, including without limitation, Incentive Stock Options. All amounts in this Section 1.7 shall be adjusted, as applicable, in accordance with Article IX.”
2.Except as expressly amended by this Amendment, the Plan shall in all other respects remain in full force and effect.
IN WITNESS WHEREOF, the Corporation’s Board has caused this Amendment to the
Plan to be duly executed on this 30th day of December, 2013.

COVISINT CORPORATION

By:     /s/ David A. McGuffie
Name:    David A. McGuffie
Its:    Chief Executive Officer and             President